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                                                                    EXHIBIT 99.1



                           [JAKKS PACIFIC INC. LOGO]

             22619 Pacific Coast Highway, Suite 250 Malibu, CA 90265
                         T: 310-456-7799 F: 310-455-6394


CONTACTS:

Genna Goldberg                                    John Mills
JAKKS Pacific, Inc.                               Integrated Corporate Relations
(310) 455-6235                                    (310) 395-2215
gennag@jakks.net                                  jmills@icrinc.com



                             JAKKS PACIFIC COMPLETES
                    ASSET ACQUISITION OF PLAY ALONG COMPANIES
               INCREASES GUIDANCE TO INCLUDE PLAY ALONG COMPANIES

MALIBU, CALIF. -- JUNE 14, 2004 -- JAKKS PACIFIC, INC. (NASDAQ: JAKK) announced today that the Company has completed its acquisition of substantially all of the assets of the Play Along companies. The privately-held toy companies based in Deerfield, Fla., manufacture traditional toys, including plush, dolls, action figures, and preschool and construction toys.

Play Along holds a number of licenses including Cabbage Patch Kids(R) for dolls, Care Bears(R) for plush and preschool learning, Teletubbies(R) for preschool and playsets and DC Comic's(R) Batman(R) and Justice League of America(R) for construction toys, which expands JAKKS' portfolio of licenses and brands across multiple product categories. Play Along's contribution to JAKKS' financial results for the balance of 2004, which will commence as of June 11, 2004, is anticipated to be in the range of $100 million in revenue and $0.45 to $0.50 diluted earnings per share. Results for Play Along in calendar 2003 were in the range of $158 million in revenue and in the range of $30 million in pre-tax earnings.

Including the revenues anticipated during the balance of 2004 from the Play Along acquisition, the Company anticipates revenue for 2004 to be in the range of $440million and anticipates diluted earnings per share to be in the range of $1.75 to $1.80 before non-cash stock-based compensation charges for 2004. Previously, the Company had given guidance that it anticipated revenue in the range of $340 million and anticipated diluted earnings per share before non-cash stock-based compensation charges in the range of $1.30 for 2004.

Stephen Berman, JAKKS Pacific's President and COO, stated, "We are very pleased to add Play Along's key brands and licenses to JAKKS Pacific's portfolio of products. We believe that strategic acquisitions, such as Play Along, combined with our continued focus on growing all of JAKKS'

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divisions, will result in long-term growth for the Company. We believe acquiring
Play Along strengthens our product offering and further expands our shelf space within all our major customers.

Mr. Berman continued, "In addition, we have great confidence in the management team of Play Along and we welcome their combined years of experience to our team."

"We look forward to working closely with JAKKS' senior management to continue to grow and expand the Play Along product lines," commented Jay Foreman, president, Play Along. "We are thrilled to be part of the JAKKS Pacific family of brands."

Consideration for the acquisition may be up to $115 million, consisting of $70 million in cash, 749,005 shares of JAKKS common stock valued at approximately $15 million and an earn-out of up to an aggregate amount of $30 million through 2007, based on the achievement of certain financial performance criteria.

JAKKS Pacific, Inc. is a multi-brand company that designs and markets a broad range of toys and leisure products. The product categories include: Action Figures, Arts & Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush, Construction Toys and Dolls. The products are sold under various brand names including Play Along(R), Flying Colors(R), Road Champs(R), Remco(R), Child Guidance(R), Pentech(R), Trendmasters(R), Toymax(R), Funnoodle(R), Go Fly a Kite(R) and ColorWorkshop(TM). The Company also participates in a joint venture with THQ Inc. that has exclusive worldwide rights to publish and market World Wrestling Entertainment(TM) video games. For further information, visit www.jakkspacific.com.

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about JAKKS' business based, in part, on assumptions made by its management. These statements are not guarantees of JAKKS' future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, those described above and the following: changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing and difficulties encountered in the integration of acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.



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